MINERAL PROPERTY USE AND EXPLOITATION RIGHTS AGREEMENT

THIS AGREEMENT is dated the 26 day of June, 2008.

BETWEEN:

CENTRAL EUROPEAN METALS S.R.O., a company duly incorporated under the laws of Slovakia, having an office at Vysoka 26, 811 06 Bratislava, Slovakia

("**CEM**")

OF THE FIRST PART

AND:

MILLENNIUM ENERGY CORP., a company duly incorporated under the laws of the State of Nevada, having an office at 2820 W. Charleston Blvd., Suite 22, Las Vegas, Nevada 89102

(the "**Millennium**")

OF THE SECOND PART

WHEREAS

A. CEM is the legal and beneficial CEM of certain uranium mineral property interests named Spišské Vlachy located in the North Gemeric Permian Belt in Eastern Slovakia, which mineral property interests are more particularly described in Schedule "A" attached hereto and forming a material part of this Agreement; and

B. CEM wishes to provide Millennium with a one hundred percent (100%) interest in the rights to the use and exploitation of the Property (as hereinafter defined), and Millennium wishes to acquire the same on the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. DEFINITIONS

1.1 In this Agreement and in the Schedules and the recitals hereto, unless the context otherwise requires, the following expressions shall have the following meanings:

"Acquiring Party" has the meaning ascribed to it in section 10.1 below.

"Area of Mutual Interest" has the meaning ascribed to it in section 10.1 below.

"Exchange" means the NASD Over-the-Counter Bulletin Board, or any successor stock exchange;

"Execution Date" means the date the parties hereto have executed this Agreement.

"Expenditures" means all expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by Millennium from the date hereof in connection with the exploration and development of the Property; including monies expended in maintaining the Property in good standing and in applying for and securing all necessary leases or permits; monies expended toward all taxes, fees and rentals; monies expended in doing and filing assessment work; monies expended in staking or acquiring claims in the Area of Mutual interest; expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring, geophysical, geochemical and geological surveying, drilling and drifting, raising and other underground work, assaying and testing and engineering, environmental studies, data preparation and analysis; costs of acquiring or preparing research materials, technical or geological reports and data; costs of paying the fees, wages, salaries, traveling expenses of all persons engaged directly in work with respect to and for the benefit of the Property, in paying for the food, lodging and other reasonable needs of such persons; and including a charge in lieu of overhead, management and other unallowable costs equal to ten (10%) percent of all such expenditures for contracts of less than $100,000, and five (5%) percent for contracts of $100,000 or more.

"Property" means those mineral interests described in Schedule "A" hereto, together with all prospecting, research, exploration, exploitation, operating and mining permits, licenses and leases associated therewith, mineral, surface, water and ancillary or appurtenant rights attached or accruing thereto, and any mining license or other form of substitute or successor mineral title or interest granted, obtained or issued in connection with or in place of or in substitution for any such Property (including, without limitation, any property issued to cover any internal gaps or fractions in respect of such ground, and any land or mineral title or interest acquired in the Area of Mutual Interest pursuant to section 10 hereof.

"NRR Royalty" has the meaning ascribed to it in section 2.4 below.

"**Rights**" has the meaning ascribed to it in section 2.1 below.

"**Rights Price**" has the meaning ascribed to it in section 2.2 below.

"Shares" mean common shares in the capital of Millennium or any successor company resulting from any merger, amalgamation or other corporate reorganization(s).

"**Title Dispute**" shall have the meaning ascribed to it in section 14.1.

2. GRANT OF RIGHTS

2.1 CEM hereby gives and grants to Millennium the sole and exclusive right (the "**Rights**") to receive from the CEM a one hundred percent (100%) undivided interest in the rights to the use and exploitation of the Property for a duration of 25 years (subject to the NRR Royalty reserved to CEM as referred to in section 2.4) in accordance with the terms of this Agreement.

2.2 In order to exercise the Rights and to receive its interest in the rights to the use and exploitation of the Property for a duration of 25 years commencing on June 30, 2008 (the "**Term**"), Millennium shall:

(a) issue and deliver to CEM a total of 20 million restricted shares of common stock of Millennium (the "Shares"), within 90 days of this Agreement being executed by the parties;

(b) incur at least €5,000,000 (Euros) of Expenditures on the Property on or before July 5, 2013; and

(c) ensure that all governmental and regulatory fees associated with the Property are kept in good standing, including, but not limited to all necessary leases or permits, taxes, and rentals, during the Term.

The issuance of the 20 million Shares and the requisite €5,000,000 (Euros), including any governmental and regulatory fees associated with the Property, in Expenditures required to exercise the Rights, all as set out above, are herein collectively referred to as the "**Rights Price**".

Millennium shall have the option to renew the Rights for an additional 25 year period after the initial Term upon the issuance of an additional 10,000,000 restricted shares of common stock of Millennium to CEM on or before 30 days prior to the end of the Term.

2.3 Upon the failure of Millennium to deliver the consideration comprising the Rights Price within the time periods set forth herein, CEM shall provide Millennium with written notice of default and Millennium shall have a period of 30 days following

receipt of such notice of default to rectify the same, failing which the Rights and this Agreement shall automatically terminate at the end of such 30 day notice period without further notice from CEM.

2.4 The purchase and sale of the Property is subject to a 1% net refining return royalty ("**NRR Royalty**") in favour of CEM, which NRR Royalty shall be calculated in accordance with the formula set out in Schedule "B" attached hereto and forming a material part of this Agreement.

3. ACQUISITION OF INTEREST IN THE PROPERTY

3.1 At such time as Millennium has paid to CEM the Rights Price in accordance with section 2.2 above, within the time periods specified therein, the Rights shall be deemed to have been exercised by Millennium and Millennium shall have thereby, without any further act, acquired a one hundred percent (100%) undivided interest in the rights to the use and exploitation of the Property.

4. REGISTRATION OF PROPERTY INTERESTS

4.1 Upon the request of Millennium after execution of the Agreement and at any time during the term of this Agreement, CEM shall assist Millennium to record this Agreement with the appropriate government body in Slovakia, if necessary under applicable laws, rules or regulations with respect to mineral exploration and development in Slovakia.

4.2 CEM shall further provide Millennium with such acknowledgement of Millennium's 100% undivided interest in the rights to the use and exploitation of the Property as Millennium and its counsel shall deem necessary.

5. REPRESENTATIONS AND WARRANTIES

5.1 Millennium represents and warrants to CEM that:

(a) it has full power and authority to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(b) all necessary corporate approvals have been obtained and are in effect with respect to the transactions contemplated hereby;

(c) neither the execution and delivery of this Agreement nor any of the agreements contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or

accelerate the performance required by any agreement to which it is a party; and

(d) upon issuance, the Shares shall be validly issued as fully paid and non-assessable common shares of the Company.

5.2 CEM hereby represents and warrants to Millennium that:

(a) it has full power, capacity and authority to enter into and perform his obligations under this Agreement and any agreement or instrument referred to or contemplated herein;

(b) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which he is a party;

(c) it is the 100% legal and beneficial owner of all of the mineral interests comprising the Property, free and clear of all liens, charges and encumbrances and no taxes or rentals are due with respect to the Property;

(d) the Property is accurately described in Schedule "A" attached hereto and forming a material part of this Agreement;

(e) the mineral interest comprising the Property has been duly and validly granted to or staked by CEM, and is properly located and recorded with the appropriate mining authorities pursuant to all applicable laws and regulations of the jurisdiction in which the Property is situate;

(f) to the best of CEM's knowledge, there are no restrictions on the mineral exploration on the Property, other than the mineral license only allowing for the exploration of uranium, molybdenum and copper;

(g) CEM has the exclusive right to enter into this Agreement and has all necessary authority to dispose of its interests in and to the Property in accordance with the terms of this Agreement;

(h) to the best of its knowledge, there is no adverse claim or challenge against or to the ownership of or title to any of the mineral interests comprising the Property or which may impede development, nor to the knowledge of CEM is there any basis for any potential claim or challenge, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, including the rights to the use and exploitation of the Property, and no persons have any royalty, net profits or other interests

whatsoever in production from any of the mineral interests comprising the Property;

(i) there are no pending or threatened actions, suits, claims or proceedings regarding the Property or any portion thereof of which CEM is aware; and

(j) CEM has the full right and authority to exercise CEM's rights and remedies under this Agreement, to waive any default of Millennium under this Agreement, to exercise any and all claims which CEM may have as against Millennium under this Agreement and to collect, distribute and account for any and all payments and issuances made by Millennium to CEM under this Agreement.

5.3 The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by Millennium and each of the parties shall indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

6. COVENANTS OF THE CEM

6.1 While the Rights remains outstanding, CEM covenants and agrees with Millennium to:

(a) for so long as Millennium is not in default hereunder, not do any act or thing which would in any way adversely affect the rights of Millennium hereunder;

(b) make available to Millennium and its representatives all records, maps, reports, drill core and files in its possession relating to the Property and permit Millennium and its representatives at their own risk and expense to take abstracts there from and make copies thereof;

(c) co-operate as reasonably necessary with Millennium in obtaining any access, surface and other rights on or related to the Property as Millennium reasonably deems desirable; and

(d) promptly provide Millennium with any and all notices and correspondence received by CEM from any relevant government agencies in respect of the Property.

7. PRE-EXERCISE ACTIVITIES

7.1 Prior to exercise of the Rights, Millennium shall have full right, power and authority to do everything necessary or desirable in accordance with good mining practice in connection with the exploration and development of the Property, including without limiting the generality of the foregoing, the exclusive right to:

(a) enter the Property and have exclusive and quiet possession of the Property, to regulate access to the Property, as well as the use and enjoyment thereof without interruption by or disturbance from CEM, or any person claiming by, through or under CEM;

(b) do such prospecting, exploration, development, exploitation and other mining work thereon and thereunder as Millennium may in its sole discretion consider advisable or desirable subject to the approval of all applicable laws and regulations;

(c) bring and erect upon the Property such equipment and facilities as Millennium may in its sole discretion consider advisable or desirable;

(d) remove materials from the Property for the purposes of assaying and testing, bulk sampling or otherwise as Millennium may in its sole discretion consider advisable or desirable, and dispose of such materials by way of sale or otherwise as Millennium may in its sole discretion consider advisable or desirable; and

(e) participate with CEM in negotiating such agreements as may be necessary or in Millennium's best interests with CEM and other persons having interests in the Property concerning surface or access rights affecting the Property, provided that if and to the extent that CEM has any such rights affecting the Property, such rights are hereby included in the Property and are subject to the Rights hereunder.

7.2 Prior to exercise of the Rights, Millennium shall have the following duties and obligations:

(a) to manage, direct and control all exploration, development and production operations in, on and under the Property in a prudent and workmanlike manner, and in compliance with all applicable laws, rules, orders and regulations;

(b) subject to the terms and conditions of this Agreement, to pay all taxes, rentals and maintenance fees on the Property as may be necessary to keep the Property in good standing and free and clear of liens, charges and encumbrances of every character arising from operations hereunder (except liens for taxes not yet due, and other claims and liens contested in

good faith by Millennium) and to proceed with all diligence to contest or discharge any lien that is filed;

(c) to obtain and maintain, or cause any contractor engaged to obtain and maintain, adequate insurance coverage with respect to activities on or with respect to the Property;

(d) to perform its duties and obligations in a manner consistent with good exploration and mining practices;

(e) defend, indemnify and save CEM and its directors, officers and employees harmless from any and all losses, damages, expenses, claims, suits, actions or demands of any kind or nature whatsoever in any way referable to or arising out of any work done by Millennium on or with respect to the Property;

(f) prior to commencing any operations or activities on the Property, obtain all necessary operating and environmental permits and post any required reclamation or other bonds or safekeeping agreements required by any governmental agency; and

(g) Millennium shall permit CEM, or its representatives duly authorized in writing, to visit and inspect the Property at all reasonable times and intervals, and inspect all data obtained by Millennium as a result of its operations thereon, subject to such confidentiality arrangements as Millennium may reasonably consider appropriate.

8. <u>TERMINATION OF RIGHTS</u>

8.1 This Agreement, except for the provisions of sections 9 and 11, the Rights shall (unless otherwise agreed by CEM in writing) terminate:

(a) at the end of the 30 day notice period set out in section 2.3, if the outstanding Rights Price required to be paid by Millennium pursuant to this Agreement has not been paid by Millennium to CEM by such date;

(b) if Millennium gives notice to CEM in accordance with section 8.2; or

(c) upon Millennium being or becoming in default of any other material obligation hereunder, and upon Millennium failing to rectify the same within 30 days following receipt from CEM of notice of such default.

8.2 At any time prior to the exercise of the Rights, Millennium shall have the right to terminate this Agreement and the Rights by giving not less than thirty (30) days' notice to that effect to CEM.

9. OBLIGATIONS OF MILLENNIUM ON TERMINATION OF THE RIGHTS

9.1 If this Agreement is terminated for any reason whatsoever prior to the exercise of the Rights, this Agreement, including the Rights, (but excluding this section 9 and section 11 which shall both continue in full force and effect for so long as is required to give full effect to the same) shall be of no further force and effect except that Millennium shall:

(a) vacate the Property, and leave the Property:

(i) in good standing and in accordance with the applicable laws and regulations;

(ii) free and clear of all liens, charges and encumbrances arising from this Agreement or its operations hereunder;

(iii) in a safe and orderly condition; and

(iv) in a condition which is in compliance with all applicable rules and orders of governmental authorities with respect to reclamation and restoration of the surface to the Property;

(b) deliver to CEM, within ninety (90) days of termination, a report on all work carried out by Millennium on the Property together with copies of all maps, drillhole logs, assay results, reports and other information compiled or prepared by or on behalf of Millennium with respect to work on or with respect to the Property, and make available to CEM (at the place of storage) all core, samples and sample pulps and rejects;

(c) unless otherwise agreed by CEM, remove from the Property within six months of the effective date of termination all materials, equipment and facilities erected, installed or brought upon the Property by or at the instance of Millennium. If the same is not completely removed, then CEM may, at its option, retain the same as CEM's property, or remove the same from the Property at Millennium's expense; and

(d) deliver to CEM a duly executed quitclaim of all right, title and interest of Millennium in and to the Property in favour of CEM.

10. AREA OF MUTUAL INTEREST

10.1 An area of mutual interest (the "**Area of Mutual Interest**") shall exist for all lands within that area being two kilometers from the boundaries of the Property. If either party (the "**Acquiring Party**" acquires any mineral interest with respect to uranium covered by the lands within the Area of Mutual Interest any time after

the **"Execution Date"**, or the Acquiring Party enter into any type of agreement by which such an interest may be earned or otherwise acquired, then the Acquiring Party shall promptly notify the other party of such acquisition or of such agreement, and this Agreement shall apply thereto, and such lands of interests within the Area of Mutual Interest shall form part of the Property, without cost to the non-Acquiring Party. Any interest acquired by a party in the lands outside the Area of Mutual Interest shall not be subject to the terms hereof. The Area of Mutual Interest shall exist only for so long as the Rights remain unexercised.

11. CONFIDENTIAL NATURE OF INFORMATION

11.1 Each party agrees that all information obtained hereunder shall be the exclusive property of the parties and not publicly disclosed or used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction or with the written consent of the other party, such consent not to be unreasonably withheld.

12. ASSIGNMENT

12.1 Either party may at any time assign or transfer any or all of its interest herein, provided such assignee agrees to abide by and be bound by the terms of this Agreement in the same manner and to the same effect as if an original signatory hereto.

13. NOTICES

13.1 Any notice, direction or other instrument required or permitted to be given under this Agreement shall be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by facsimile in each case addressed to the address first listed above or the following facsimile numbers:

(a) If to CEM at facsimile no.: 011-02-5263-1644; and

(b) If to Millennium at facsimile no.: 604-684-0916.

13.2 Any party may at any time give to the others notice in writing of any change of address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified shall be deemed to be the address of such party for the purposes of giving notice hereunder.

14. FORCE MAJEURE

14.1 Millennium shall not be deemed to be in default hereunder for failure or delay to perform any of its covenants pursuant to this Agreement including payments toward the Rights Price, if prior to the requirement to perform such covenant any event of force majeure arises which precludes Millennium from undertaking work on the Property (except for Millennium's lack of funds or inability to raise funds), or a material dispute arises as to the ownership or title to any part of the Property or to the minerals therein, (a **"Title Dispute"**).

14.2 Should Millennium seek to rely on the provisions of subsection 14.1 it shall promptly give written notice to CEM of the particulars thereof and all time limits imposed by this Agreement shall be extended from the date of delivery of such notice by a period equivalent to the period of delay resulting from such event of force majeure or Title Dispute.

15. ARBITRATION

15.1 If any question, difference or dispute shall arise between the parties in respect of any matter arising under this Agreement or in relation to the construction hereof, the same shall be referred to a mutually acceptable mediator. If an agreement is not settled within 30 days of the referral, the award of one arbitrator shall determine the dispute. The decision of the arbitrator shall be made within 30 days after the selection. The expense of the arbitration shall be borne equally by the parties to the dispute. The arbitration shall be conducted in accordance with the provisions of the *Commercial Arbitration Act* (British Columbia), as amended, and the decision of the arbitrator shall be conclusive and binding upon the parties. The rules and procedures for the arbitration shall be procedures established by the B.C. Arbitrators Institute. The place of arbitration shall be Vancouver, British Columbia, Canada.

16. GENERAL

16.1 The parties shall execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

16.2 All references to dollar amounts in this Agreement shall be to lawful currency of the United States.

16.3 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

16.4 Time shall be of the essence hereof.

16.5 This Agreement shall constitute the entire agreement between the parties and, except as hereafter set out, replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

16.6 Any modification of this Agreement will be effective only if it is in writing and signed by both parties hereto.

16.7 This Agreement shall be governed by and construed according to the laws of British Columbia and the laws of Canada applicable therein. All actions arising from this Agreement shall be commenced and maintained in the Supreme Court of British Columbia.

16.8 The parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any party the partner, agent or legal representative of any other party, nor create any fiduciary relationship between them for any purpose whatsoever. No party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the parties or as otherwise expressly provided.

16.9 No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

16.10 If any provision to this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

16.11 If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

16.12 This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF the parties hereto have executed these presents as of the date first above written.

MILLENNIUM ENERGY CORP.

Per: ______________________________
Authorized Signatory

JANA WHITLOCK
(print name and title)

CENTRAL EUROPEAN METALS S.R.O.

Per: ______________________________
Authorized Signatory

JOHN NOVAK
(print name and title)

SCHEDULE "A"

THIS IS SCHEDULE "*A*" to the Mineral Property Use and Exploitation Rights Agreement dated the 26 day of June 2008, between Millennium Energy Corp. and Central European Metals S.R.O.

MINERAL LICENSE FOR THE PROPERTY

name:	**Spišské Vlachy – U, Mo, Cu ores**
location:	North Gemeric Permian Belt (Eastern Slovakia)
area:	41.4 km^2
raw:	uranium, molybdenum, copper
owned from:	29. January 2008

SCHEDULE "B"

THIS IS SCHEDULE "*B*" to the Mineral Property Use and Exploitation Rights Agreement dated the 26 day of June 2008, between Millennium Energy Corp. and Central European Metals S.R.O.

NET REFINING RETURN ROYALTY (NRR ROYALTY)

1. Pursuant to the Mineral Property Use and Exploitation Rights Agreement to which this Schedule "B" is attached, CEM (the "**Recipient**") may receive a Net Refining Return royalty (the "**NRR Royalty**") based on proceeds received by Millennium (the "**Producer**") from production from the Property as described in Schedule "A" of the Agreement, free and clear of all costs of development and operations.

2. "**Allowable Deductions**" means all costs, charges and expenses paid, incurred, or deemed incurred by the Producer for or with respect to Products including:

   (a) charges for treatment in the processing and other beneficiation process (including handling, processing, interest, and provisional settlement fees, weighing, sampling, assaying umpire and representation costs, penalties, and other processor deductions but, for clarity, excluding all costs of mining, extraction, concentrating and all other costs prior to delivery to smelter or final processing for commercial Products);

   (b) actual costs of transportation (including loading, freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of transportation) of Products from the Property to the place of treatment and then to the place of sale;

   (c) costs or charges of any nature for or in connection with insurance, storage, or representation at a smelter or refinery for Products;

   (d) actual sales and brokerage costs on Products for which the NRR Royalty is based on proceeds actually received by the Producer as specified in the Agreement, or an allowance for reasonable sales and brokerage costs for Products which are subject to the NRR Royalty; and

   (e) sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any tax on or measured by mineral production, but not including income taxes of the Producer or Recipient.

Despite the foregoing and irrespective of whether Products are processed on or off the Property in a facility wholly or partially owned by the Producer or a shareholder of the Producer or by an Affiliate of the Producer or an Affiliate of a shareholder of the Producer, Allowable Deductions will not include any costs that are in excess of those which would be incurred on an arm's length basis, or which would not be Allowable Deductions if those Products were processed by an independent third party;

3. "**Gross Proceeds**" means the amount actually received by the Producer during a respective calendar month from the sale of Products, whether processed on or off of the Property;

4. "**Net Refining Return**" shall mean the Gross Proceeds less Allowable Deductions.

5. "**NRR Royalty**" means the percentage of Net Refining Returns to which the Recipient is entitled under clause 2.4 of this Agreement.

6. "**Products**" means all metals, minerals or other product extracted for use or commercial sale including U_3O_8 or yellowcake which is produced or extracted by or on behalf of the Producer from the Property;

7. Payment of the NRR Royalty shall be made quarterly within 45 days after the end of each fiscal quarter of the Producer, on actual proceeds received by the Producer from the sale of Product from the Property, and shall be accompanied by unaudited calculations and statements pertaining to the operations carried out on the Property. Within 105 days after the end of each fiscal year of the Producer in which the NRR Royalty is payable, the records relating to the calculation of Net Refining Return for such year shall be audited and any resulting adjustments in the payment of the NRR Royalty payable shall be made forthwith. A copy of the said audit shall be delivered to the Recipient within 30 days of the end of such 105-day period.

8. Each annual audit shall be final and not subject to adjustment unless the Recipient delivers to the Producer written exceptions in reasonable detail within three months after the Recipient receives the report. The Recipient, or its representative duly authorized in writing, shall at its expense have the right to audit the books and records of the Producer related to the Net Refining Return to determine the accuracy of the report, but shall not have access to any other books and records of the Producer. The audit shall be conducted by a chartered or certified public accountant of recognized standing (the "**Auditor**"). The Producer shall have the right to restrict access to its books and records until execution of a written agreement by the Auditor that all information shall be held in confidence and used solely for purposes of audit and resolution of any disputes related to the report. A copy of the Auditor's report shall be delivered to the Producer and the amount,

which should have been paid according to the Auditor's report, shall be paid forthwith, one party to the other. In the event that the said discrepancy is to the detriment of the Recipient and exceeds 10.0% of the amount actually paid by the Producer, then the Producer shall pay the entire cost of the audit. Otherwise, the Recipient shall pay the entire cost of the audit.